Exhibit 99.1

Media Contact:
David Eldred
Senior Vice President, Marketing
(541) 334-4170/deldred@botc.com

Cascade Bancorp Appoints Elg, Johnson to Board of Directors
Addition of Idaho-based directors strengthen Bank of the Cascades’ commitment to Southwest Idaho

Boise, Id., (July 23, 2014)-Bank of the Cascades today announced the appointments of Annette Elg and Dennis Johnson to the board of directors of its parent company, Cascade Bancorp (NASDAQ: CACB). Elg and Johnson are long-time business leaders in Southwest Idaho. Their appointments reflect Bank of the Cascades’ commitment to grow its Idaho presence following the May acquisition of Nampa-based Home Federal Bank.

Bank of the Cascades has nearly $2.5 billion in assets and ranks as the Northwest’s fourth largest community bank. Its recent acquisition of Home Federal Bank is part of a broader strategy to grow business in Oregon and Idaho by adding new customers through both organic growth and strategic M&A activity. According to Bank of the Cascades President and CEO Terry Zink, the bank has targeted growth in Southwest Idaho, making the appointments of Elg and Johnson strategic additions to Cascade Bancorp’s board of directors.

“Dennis and Annette have deep roots in Southwest Idaho’s business and nonprofit community, as well as diverse leadership experience that will benefit our shareholders, customers and community partners,” said Zink. “We are thrilled they have joined our board of directors and look forward to their contributions to strengthen our position as a premier community bank in the Northwest.”

Johnson has extensive experience in corporate C-Suite leadership and a strong securities and legal background. He has served since 1999 as president and CEO of United Heritage Mutual Holding Company based in Meridian, Idaho, which owns four insurance companies and has assets of more than $615 million, 182 employees and 1,500 agents. From 1994-1999, Johnson served as president and CEO of United Heritage Financial Services, a general securities broker-dealer.

A graduate of Nampa High School, Northwest Nazarene University and University of Idaho College of Law, Johnson is deeply involved in local and state associations and economic development efforts in the region. He is a member of the Idaho Bar Association, past president of the Idaho Insurance Council, and former board chairman of Idaho Life and Health Insurance Guaranty Association. Johnson has also served as chairman for both the Boise Valley Economic Partnership and the Boise Metro Chamber of Commerce.

Elg brings 35 years of experience as a corporate finance executive, having served since 2002 as senior vice president and CFO for Boise-based J.R. Simplot Company, one the nation’s largest privately-held agribusinesses. She joined J.R. Simplot in 1989 and has held key leadership positions throughout the company.

A certified public accountant in the State of Idaho, Elg is a member of the Idaho Society of CPAs and is active in numerous nonprofit and philanthropic organizations. She currently sits on the President’s Advisory Council of her undergraduate alma mater, the University of Idaho, as well as serves as the chair-elect of the university’s College of Business and Economics Advisory Board. Throughout her career, Elg has participated on the boards of Ballet Idaho, Boise Art Museum, Boise Philharmonic Foundation and the Idaho Community Foundation. She is also a graduate of the Tuck School of Business Executive Program at Dartmouth University.

About Bank of the Cascades
Bank of the Cascades is the principal subsidiary of Cascade Bancorp (NASDAQ: CACB). Headquartered in Bend, Oregon, Bank of the Cascades delivers personalized relationship banking, competitive financial products and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades offers full-service community banking through 40 branches in Central Oregon, Southern Oregon, Willamette Valley/ Eugene/ Portland/Salem and Southwest Idaho. Throughout its history, the bank has been recognized for its long-standing tradition of corporate philanthropy. For more information, visit www.botc.com.